Exhibit 10.23 Consulting Agreement between the Company and Rick Kauffman dated June 6, 2008

EXCLUSIVE CONSULTING AGREEMENT

THIS EXCLUSIVE CONSULTING AGREEMENT (the “Agreement”), made, entered into this 6th day of

June, 2008 (the “Effective Date”), by and between Kauffman Consulting, LLC, a Tennessee limited liability company with a principal place of business located at 3280 Emma Marie Place, Buford, Georgia 30519

(hereinafter referred to as "Consultant"), and Sunovia Energy Technologies, Inc., a Nevada corporation with its principal place of business at 6408 Parkland Drive, Suite 104, Sarasota, Florida 34243 (hereinafter referred to as "Corporation").

W I T N E S S E T H:

WHEREAS, Consultant desires to provide consulting services for the Corporation as an independent contractor, with the understanding that Consultant shall on a best effort basis unless providentially hindered by personal illness, family illness or other emergencies such as encountered by normal employees, devote a minimum of 40 hours and up to a maximum of 128 hours per week of its and its employees time to the business of the Corporation and shall work solely for the benefit of the Corporation. The Corporation guarantees the Consultant the ability to work up to 128 hours per week on all approved projects.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1. CONSULTING ARRANGEMENT. The Corporation hereby contracts for the services of

Consultant and Consultant agrees to perform such duties and responsibilities on an exclusive basis on behalf of the Corporation and to render advice and consulting as may be requested by the Corporation during the term of this consulting arrangement in connection with the Corporation's business throughout the United

States and world wide ("Consulting Arrangement"); provided, however, Consultant shall be permitted to provide all necessary services relating to its existing clients or their successors (the “Non-LED Clients”), a list of which has been provided to the President of the Corporation, which such services will in no way relate to solar, solid state lighting or LED products and will not interfere with Consultant’s time commitment (the

“Excepted Services”). Said consulting services shall include, but not be limited to, those services set forth on

Schedule 1 attached hereto. The details with respect to each project (the “Project”) assigned to Consultant,

including specific design responsibility, deliverables and hour estimates (the “Project Specifics”) will be agreed to by the President or designee (the “Corporation Designated Representative”) and Consultant upon each Project being assigned to Consultant. Consultant shall use its best efforts to keep the Corporation informed of all corporate business opportunities which shall come to its attention and appear beneficial to the

Corporation's business so that the Corporation can obtain the maximum benefits from Consultant's and its employees knowledge, experience, and personal contacts. In the event that Consultant should generate revenue (“Consultant Revenue”) outside of the scope of the Consulting Arrangement except for revenue relating to the Excepted Services, then the Consultant shall pay such revenue to the Corporation. All

Consultant Revenue projects shall be approved in advance in writing by a Corporation Designated

Representative. The status of the Consulting Arrangement and the provision of the services pursuant to the

Consulting Arrangement including the status of each Project and the Project Specifics shall be reviewed on a biannual basis by the Corporation Designated Representative. The Consultant shall use its best efforts to transition Non-LED Clients to Corporation’s products.

2. RELATIONSHIP BETWEEN PARTIES. During the term of the Consulting Arrangement,

Consultant shall be deemed to be an independent contractor. Consultant shall not be considered as having an employee status vis-a-vis the Corporation, or by virtue of the Consulting Arrangement being entitled to participate in any plans, arrangements or distributions by the Corporation pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, insurance benefits, 401(k) or similar benefits for the regular employees of the Corporation. The Corporation shall not withhold any taxes in connection with the compensation due Consultant hereunder, and Consultant will be responsible for the payment of any such taxes and hereby agrees to indemnify the Corporation against nonpayment thereof.

3. COMPENSATION FOR THE CONSULTING ARRANGEMENT. As consideration for the services to be rendered under the Consulting Arrangement by Consultant and as compensation for the income it could have otherwise earned if it had not agreed to keep himself available to the Corporation hereunder, the

Corporation shall pay the Consultant the following compensation:

3.1 Cash Compensation. Consultant shall be paid on an hourly basis of $81.31 per hour. A higher hourly rate is acceptable when the rate has been mutually agreed to by the Consultant and Corporation

Designated Representative. Within seven (7) days of the end of every month, Consultant shall provide the

Corporation with a detailed invoice specifying the work performed during the previous month and the time spent on a daily basis. If the Corporation does not have an objection to the invoice, the Corporation shall then pay the Consultant within ten (10) business days of receipt of the Consultant’s invoice.

3.2 Equity Compensation. Stock options, substantially in the form attached hereto as Schedule

3.2, to purchase an aggregate of 3,000,000 shares of common stock of the Corporation, which shall vest as follows: 500,000 on the date of this Agreement (the “Initial Option”), 500,000 upon the successful demonstration of the EvoLucia Roadway Lighting System in Fairview, Texas (the “Fairview Option”),

1,000,000 during the second year of the Consulting Period vesting at the rate of 250,000 per quarter at the completion of each quarter (“Year Two Options”) and 1,000,000 during the third year of the third year of the

Consulting Period vesting at the rate of 250,000 per quarter at the completion of each quarter (“Year Three

Options”). In addition, during any Extended Consulting Period (as defined below), Consultant shall be granted an option to purchase 125,000 shares of common stock of the Corporation, which shall vest at the end of each Extended Consulting Period (as defined below)(the “Extension Options”). All options shall have a term of five years. The Initial Option shall have an exercise of $0.10. The Fairview Option, Year Two

Options, the Year Three Options and the Extension Options shall have an exercise price equal to the average minimum bid price for the thirty calendar days prior to such grant multiplied by .50.

The Consultant shall be separately compensated by the Corporation for services that are outside the scope of Section 1 of this Agreement (“Additional Services”) however it is not expected that such Additional

Services will be required. All design tools shall be purchased and maintained by the Consultant unless such purchase is agreed to by the Corporation and in such case such design tool shall be property of the

Corporation.

4. TERM OF CONSULTING ARRANGEMENT. Either party may terminate this Agreement upon

30 days written notice to the other party. However, if the Consultant terminates this Agreement it shall continue to provide consulting services on an hourly basis in order to finalize all open or current Projects.

5. CONFIDENTIALITY COVENANTS.

5.1 Acknowledgments by the Consultant. The Consultant acknowledges that (a) during the

Consulting Period and as a part of his Consulting Arrangement, the Consultant will be afforded access to

Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Corporation and its business; (c) because the Consultant possesses substantial technical expertise and skill with respect to the Corporation's business, the Corporation desires to obtain exclusive ownership of each Consultant Invention (as defined below), and the Corporation will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Consultant Invention;

(d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of

Confidential Information and to provide the Corporation with exclusive ownership of all Consultant

Inventions.

5.2 Agreements of the Consultant. In consideration of the compensation and benefits to be paid or provided to the Consultant by the Corporation under this Agreement, the Consultant covenants as follows:

(a) Confidentiality.

(i) During and following the Consulting Period, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Corporation or except as otherwise expressly permitted by the terms of this Agreement.

(ii) Any trade secrets of the Corporation will be entitled to all of the protections and benefits under Florida law and any other applicable law. If any information that the Corporation deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this

Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this

Agreement. The Consultant hereby waives any requirement that the Corporation submit proof of the economic value of any trade secret or post a bond or other security.

(iii) None of the foregoing obligations and restrictions applies to any part of the

Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

(iv) The Consultant will not remove from the Corporation's premises (except to the extent such removal is for purposes of the performance of the Consultant's duties at home or while traveling, or except as otherwise specifically authorized by the Corporation) any document, record, notebook,

plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant recognizes that, as between the Corporation and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Corporation. Upon termination of this Agreement by either party, or upon the request of the

Corporation during the Consulting Period, the Consultant will return to the Corporation all of the Proprietary

Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b) Consultant Inventions. Each Consultant Invention will belong exclusively to the

Corporation. The Consultant acknowledges that all of the Consultant's writing, works of authorship, and other

Consultant Inventions are works made for hire and the property of the Corporation, including any copyrights,

patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Corporation all of the Consultant's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such

Consultant Inventions. The Consultant covenants that he will promptly:

(i) disclose to the Corporation in writing any Consultant Invention;

(ii) assign to the Corporation or to a party designated by the Corporation, at the

Corporation's request and without additional compensation, all of the Consultant's right to the Consultant

Invention for the United States and all foreign jurisdictions;

(iii) execute and deliver to the Corporation such applications, assignments, and other documents as the Corporation may request in order to apply for and obtain patents or other registrations with respect to any Consultant Invention in the United States and any foreign jurisdictions;

(iv) sign all other papers necessary to carry out the above obligations; and

(v) give testimony and render any other assistance in support of the Corporation's rights to any Consultant Invention.

5.3 Disputes or Controversies. The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Corporation, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy,

except as may be limited by them in writing.

5.4 Definitions.

(a) For the purposes of this Section 5, "Confidential Information" shall mean any and all:

(i) trade secrets concerning the business and affairs of the Corporation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs,

drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures

(and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries,

concepts, ideas, designs, methods and information, and any other information, however documented, that may be considered a trade secret;

 (ii) information concerning the business and affairs of the Corporation (which includes historical financial statements, financial projections and budgets, historical and projected sales,

capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

(iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Corporation containing or based, in whole or in part, on any information included in the foregoing.

(b) For the purposes of this Section 5, "Consultant Invention" shall mean any idea,

invention, technique, modification, process, or improvement (whether patentable or not), any industrial design

(whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed,

embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Consultant, either solely or in conjunction with others, during the Consulting Period, or a period that includes a portion of the Consulting Period, that relates in any way to, or is useful in any manner in, the business of the Corporation which is the development of products and technology associated with solid state lighting systems and solar systems then being conducted or proposed to be conducted by the Corporation, and any such item created by the Consultant, either solely or in conjunction with others, following termination of the Consultant's Consulting Arrangement with the Corporation, that is based upon or uses Confidential

Information, excluding any royalties or commissions received by Consultant from work produced prior to the

Effective Date.

6. NON-COMPETITION AND NON-INTERFERENCE

6.1 Acknowledgments by the Consultant. The Consultant acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Corporation's business is national in scope and its products are marketed throughout the

United States and world wide; (c) the Corporation competes with other businesses that are or could be located in any part of the United States and world wide; (d) the provisions of this Section 6 are reasonable and necessary to protect the Corporation's business.

6.2 Covenants of the Consultant. In consideration of the acknowledgments by the Consultant,

and in consideration of the compensation and benefits to be paid or provided to the Consultant by the

Corporation, the Consultant covenants that he may not, directly or indirectly:

(a) during the Consulting Period, except in the course of his Consulting Arrangement hereunder, and during the Post-Consulting Period (as defined below), engage or invest in, own, manage,

operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Consultant's name or any similar name to, lend Consultant's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Corporation anywhere within the United

States; provided, however, that the Consultant may purchase or otherwise acquire up to (but not more than)

one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(b) whether for the Consultant's own account or for the account of any other person, at any time during the Consulting Period and the Post-Consulting Period, solicit business of the same or similar type being carried on by the Corporation, from any person known by the Consultant to be a customer of the

Corporation, whether or not the Consultant had personal contact with such person during and by reason of the

Consultant's Consulting Arrangement with the Corporation;

(c) whether for the Consultant's own account or the account of any other person (i) at any time during the Consulting Period and the Post-Consulting Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Corporation at any time during the Consulting Period or in any manner induce or attempt to induce any employee of the

Corporation to terminate his Consulting Arrangement with the Corporation; or (ii) at any time during the

Consulting Period and for three years thereafter, interfere with the Corporation's relationship with any person,

including any person who at any time during the Consulting Period was an employee, contractor, supplier, or customer of the Corporation; or

(d) at any time during or after the Consulting Period, disparage the Corporation or any of its shareholders, directors, officers, employees, or agents.

For purposes of this Section 6.2, the term "Post-Consulting Period" means the one year period beginning on the date of termination of the Consultant's Consulting Arrangement with the Corporation if the

Consultant terminates this Agreement or the Corporation terminates this Agreement as a result of any act by

Consultant or its employees or affiliates that damages, in any material respect, the reputation, business or business relationships of the Corporation, any action by Consultant that constitutes a fraud against the

Corporation, the conviction of any employee or affiliate of Consultant of a misdemeanor or felony,

Consultant’s refusal or failure to perform its duties that continues, any material breach by Consultant of this

Agreement or any other agreement between Consultant and the Corporation, or any affiliate of the

Corporation (collectively, “Cause”). Unless otherwise stated, if the Corporation terminates this Agreement,

then Section 6.2(a) of this Agreement shall not be enforceable.

If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Consultant.

The period of time applicable to any covenant in this Section 6.2 will be extended by the duration of any violation by the Consultant of such covenant.

7. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers first set forth above (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties or that the Corporation has on record for the Consultant)

8. BINDING EFFECT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

9. ENTIRE AGREEMENT. This Agreement, including the agreements incorporated by reference,

contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This

Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

10. INDEMNIFICATION. Consultant hereby agrees to hold harmless and indemnify Corporation from and against any and all loss, damage, expense, and cost (including reasonable attorneys' fees incurred in connection with the same) incurred by Corporation as a result of Consultant's breach of any covenant or agreement made herein. Corporation hereby agrees to hold harmless and indemnify Consultant from and against any and all loss, damage, expense, and cost (including reasonable attorneys' fees incurred in connection with the same) incurred by Consultant as a result of any product liability claim against Consultant for any product resulting from a Project.

11. SPECIFIC PERFORMANCE. The Consultant acknowledges that his obligations hereunder are unique, and that it would be extremely impracticable to measure the resulting damages if he should default in his obligations under this Agreement. Accordingly, in the event of the failure by Consultant to perform his obligations hereunder, which failure constitutes a breach hereof by him, the Corporation may, in addition to any other available rights or remedies, sue in equity for specific performance and, in connection with any such suit, the Consultant expressly waives the defense therein that the Corporation has an adequate remedy at law.

12. SEVERABILITY. Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

13. SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

14. CHOICE OF LAW. This Agreement shall be interpreted and performed in accordance with the laws of the State of Florida, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of Florida shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts situated closest to Sarasota, Florida. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

15. AMMENDMENTS. This agreement may be amended when mutually agreed to by the Consultant and the Corporation Designated Representative.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Consultant has hereunto put his hand, and the Corporation has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

CONSULTANT:

KAUFFMAN CONSULTING, LLC

By:_________________________________

Name:

Title:

CORPORATION:

SUNOVIA ENERGY TECHNOLOGIES, INC.

By:_________________________________

Name:

Title:

AGREED AND ACKNOWLEDGED:

(with respect to Sections 5 and 6)

_____________________________________

[LIST EMPLOYEES OF CONSULTANT ABOVE]

SCHEDULE 1

Rick Kauffman will serve as the company’s principle engineering consultant for strategic product development and marketing support efforts and will report directly to the President or Corporation

Designated Representative to:

a. Lead strategic product development projects as directed by the President or Corporation

Designated Representative.

b. Design and redesign of solid state lighting fixtures.

c. Design of non-LED light fixtures and system components for strategic customers & opportunities.

d. Assist with the design of solar related systems.

e. Assist with the design of solar augmented systems.

f. Assist with sales and marketing relative to product development efforts.

g. Develop renderings and specifications for presentations and customer sign-off.

h. Assist with defining fixture manufacturer’s requirements.

i. Assistance with supply chain management.

j. Assistance with preparation and development of any and all intellectual property filings (patents,

copyrights, trademarks, etc.) for lighting designs.

k. Represent the Company at various strategic meetings and conferences as agreed upon by both parties.

l. Assist with acquisition and conversion of strategic lighting customers.

m. Interface with outside engineering teams for systems integration.

n. Provide quarterly reporting to board of directors specific to any key issues or outstanding concerns.

o. Participate in strategic planning activities for the development of key solar and solid state lighting products, markets and partnerships.

p. Assistance with evaluating and securing new solar and solid state lighting customers.

SCHEDULE 1(A)

NON-LED CLIENTS